EXHIBIT 99.3

News Release

170 Mt. Airy Road

Basking Ridge, NJ 07920

Hooper Holmes
James Calver Chief Executive Officer
(908) 766-5000
Financial Dynamics
Investors: Evan Smith, CFA
Media: Sean Leous
212-850-5600

HOOPER HOLMES ANNOUNCES SECOND QUARTER AND FIRST HALF 2006 RESULTS

Company’s Strategic Review Progressing According to Plan

BASKING RIDGE, NJ, Aug 9, 2006, Hooper Holmes, Inc. (AMEX:HH) today announced financial results for the second quarter and six months ended June 30, 2006.

For the three months ended June 30, 2006, total revenues decreased 10% to $75.6 million compared to $84.4 million in the second quarter 2005. The Company incurred a net loss of $0.5 million or $(0.01) per diluted share compared to net income of $3.1 million or $0.05 per diluted share in the second quarter 2005. The net loss for the second quarter 2006 includes $0.5 million ($0.3 million after tax) of restructuring charges, primarily relating to employee severance and branch office closure costs. The Company’s net income in the second quarter of 2005 was not affected by restructuring charges.

For the first six months of 2006, total revenues were $152.4 million compared to $166.4 million in the comparable period of 2005, a decrease of 8%. The Company’s net loss for the first six months of 2006 totaled $1.8 million, or $(0.03) per diluted share, compared to net income of $5.1 million, or $0.08 per diluted share in the comparable period of 2005. The 2006 net loss includes $1.7 million ($0.9 million after tax) of restructuring and other charges. The net income for the first six months of 2005 included $1.0 million ($0.6 million after tax) pertaining to restructuring charges.

Second Quarter 2006 Results by Division

Health Information Division (HID)

The HID reported a decline in second quarter revenues to $67.4 million compared to $74.2 million in 2005, due primarily to continued weakness in the Company’s core paramedical business.

•	Portamedic revenues decreased 10% to $40.6 million, compared to $44.9 million in the second quarter 2005. The decrease is a result of fewer paramedical exams being completed during the quarter, primarily attributable to the overall decline in life insurance activity.

•	Infolink reported revenues of $8.8 million, an increase of 9% compared to $8.1 million in the second quarter of 2005. The increase reflects a greater number of tele-interviewing reports generated from an increasing number of customers.

•	Medicals Direct Group revenues decreased 15% to $9.5 million compared to $11.2 million in the same period of 2005. The decrease is primarily due to a decline in medical screenings and outsourced underwriting revenues. The decline is partially attributable to a weaker U.K. housing market, resulting in fewer life insurance policies, which are customarily purchased in conjunction with home mortgages.

•	Heritage Labs revenues decreased 15% to $4.5 million compared to 5.3 million in the same period of 2005, reflecting fewer specimens tested.

•	Mid-America Agency Services (MAAS) reported revenues of $4.0 million, a decline of $0.7 million compared to the second quarter of 2005, as a result of a reduction in life insurance applications.

Claims Evaluation Division (CED)

The CED reported second quarter revenues of $8.2 million, a decline of 20% compared to $10.2 million in the second quarter 2005. The decrease was primarily a result of decreased claims activity within its current customer base and a reduction in peer reviews.

Strategic Review Update

The Company’s previously announced full-scale Strategic Review is on schedule and expected to be completed in September. EHS Partners is advising in the process of identifying efficiency improvements and cost savings, in turn improving the overall performance of the Company. The Company intends to update the market on the conclusions of the review, including the implementation timetable and related financial impact, with the release of its third quarter financial results.

James Calver, Chief Executive Officer of Hooper Holmes, commented, “I am pleased with our direction as we approach the end of our Strategic Review. We have laid the foundation to begin implementation of the recovery process during the fourth quarter. We remain confident that the changes we have already implemented, combined with additional anticipated improvements to our operations, will strengthen the organization. This will provide future opportunities for revenue growth and profitability. As we have said in the past, 2006 is about correcting past imbalances and we look forward to a recovery that we expect to see in 2007 and beyond.”

Hooper Holmes will host a conference call on Thursday, August 10, 2006 to discuss second quarter results at 11:00 a.m. Eastern Time. The call is accessible by dialing (800) 779-9618 or (312) 470-7054, password: Hooper Holmes. The call will also be broadcast live over the Internet, and is accessible at the Company’s website located at http://www.hooperholmes.com. In addition, an online archive of the broadcast will be available within two hours of the live call until the next quarterly conference call.

Hooper Holmes provides outsourced risk assessment services to the life insurance industry through over 250 locations nationwide and in the United Kingdom, as well as claims evaluation information services to the automobile and workers’ compensation insurance industries.

Certain information contained herein includes information that is forward-looking. The matters referred to in forward-looking statements may be affected by the risks and uncertainties involving the Company’s business. These forward-looking statements are qualified in their entirety by cautionary statements contained in the Company’s Securities and Exchange Commission filings. The Company disclaims any obligation to update these forward-looking statements.

-TABLES TO FOLLOW-

HOOPER HOLMES INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except share data)

	Three Months ended June 30,		Six Months ended June 30,
	2006	2005	2006	2005
		(Restated)		(Restated)
Revenues	$75,637	$84,389	$152,438	$166,418
Cost of operations	56,864	60,689	115,172	119,561

Gross profit	18,773	23,700	37,266	46,857

Selling, general and administrative expenses	19,192	18,458	38,545	36,944
Restructuring and other charges	463	—	1,732	1,041

Operating income (loss)	(882)	5,242	(3,011)	8,872

Other income (expense):
Interest expense	(98)	(112)	(186)	(292)
Interest income	47	76	85	123
Other expense, net	(87)	(131)	(202)	(227)

	(138)	(167)	(303)	(396)

Income (loss) before income taxes	(1,020)	5,075	(3,314)	8,476

Income tax (benefit) provision	(556)	1,982	(1,499)	3,351

Net income (loss)	$(464)	$3,093	$(1,815)	$5,125

Earnings (loss) per share:
Basic	$(0.01)	$0.05	$(0.03)	$0.08
Diluted	$(0.01)	$0.05	$(0.03)	$0.08

Weighted average number of shares:
Basic	66,288,345	65,283,711	66,242,798	65,261,409
Diluted	66,288,345	66,255,343	66,242,798	66,358,120

HOOPER HOLMES, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands except share data)

	June 30, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$4,720	$11,683
Marketable securities	192	383
Accounts receivable, net	43,249	42,121
Deferred income taxes	1,318	1,295
Income tax receivable	8,806	5,612
Other current assets	4,878	4,907

Total current assets	63,163	66,001

Property, plant and equipment, at cost	44,039	40,563
Less: Accumulated depreciation and amortization	28,994	27,085

Property, plant and equipment, net	15,045	13,478

Goodwill	42,426	40,038
Intangible assets, net	10,865	12,203
Deferred income taxes	28,575	30,269
Other assets	478	342

Total assets	$160,552	$162,331

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$—	$1,000
Accounts payable	12,679	13,706
Accrued expenses	18,280	17,523

Total current liabilities	30,959	32,229

Other long term liabilities	1,469	1,200

Commitments and Contingencies
Stockholders’ equity:
Common stock, par value $.04 per share; authorized 240,000,000 shares, issued 67,499,074 as of June 30, 2006 and December 31, 2005	2,700	2,700
Additional paid-in capital	120,571	121,278
Accumulated other comprehensive income	984	354
Retained earnings	12,759	14,574

	137,014	138,906
Less: Treasury stock at cost 1,180,795 shares and 1,328,795 shares as of June 30, 2006 and December 31, 2005, respectively	8,890	10,004

Total stockholders’ equity	128,124	128,902

Total liabilities and stockholders’ equity	$160,552	$162,331